EXHIBIT 99.1

[Kindred Logo appears here]

Contact:	Richard A. Lechleiter Executive Vice President and Chief Financial Officer (502) 596-7734

KINDRED HEALTHCARE ANNOUNCES THIRD QUARTER RESULTS

Fiscal 2005 Earnings Guidance Revised

Company Discontinues Three Unprofitable Nursing Centers During the Quarter

LOUISVILLE, Ky. (November 1, 2005) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced its operating results for the third quarter ended September 30, 2005. All financial and statistical information included in this press release reflects the continuing operations of the Company’s businesses for all periods presented unless otherwise indicated.

Continuing Operations

Consolidated revenues for the third quarter of 2005 rose 11% to $973 million compared to $879 million in the same period of 2004. Net income from continuing operations for the third quarter of 2005 totaled $19.2 million or $0.42 per diluted share compared to $18.7 million or $0.44 per diluted share in the third quarter of 2004.

Operating results for the third quarter of 2005 included certain items that, in the aggregate, increased net income by approximately $3.2 million or $0.07 per diluted share. Hospital operating results included pretax income of $5.9 million ($3.6 million net of income taxes) related to favorable settlements of prior year Medicare cost reports. The Company also adjusted the special employee recognition payment and the retroactive Medicaid rate increases in the state of Indiana that were accrued in the second quarter of 2005, the net effect of which increased pretax income by $1.4 million ($0.9 million net of income taxes) in the third quarter of 2005. In addition, the Company indicated that the effects of Hurricane Katrina and Hurricane Rita reduced its hospital pretax income by approximately $2.1 million ($1.3 million net of income taxes) during the third quarter.

Operating results for the third quarter of 2004 included certain items that, in the aggregate, reduced net income by approximately $1.1 million or $0.03 per diluted share.

For the nine months ended September 30, 2005, revenues increased 13% to $2.9 billion compared to $2.6 billion in the same period last year. Net income from continuing operations totaled $103.3 million or $2.26 per diluted share for the nine months ended September 30, 2005 compared to $60.6 million or $1.43 per diluted share in the first nine months of 2004.

Operating results for the first nine months of 2005 included certain items that, in the aggregate, increased net income by approximately $35.6 million or $0.78 per diluted share. In addition to the items reported in the third quarter, these items related primarily to favorable settlements of prior year hospital Medicare cost reports, a special employee recognition payment to non-executive caregivers and employees, a charitable donation, a retroactive nursing center Medicaid rate increase related to a prior year, and a favorable adjustment related to accrued reorganization costs.

Operating results for the first nine months of 2004 included certain items that, in the aggregate, increased net income by approximately $4.4 million or $0.10 per diluted share.

Discontinued Operations

During the third quarter of 2005, the Company disposed of an unprofitable leased nursing center and designated two owned nursing centers as held for sale. For accounting purposes, the historical operating results of these facilities and related loss on disposal have been classified as discontinued operations for all periods presented.

For the third quarter of 2005, the Company reported net income from discontinued operations totaling $0.3 million or $0.01 per diluted share compared to net income of $4.4 million or $0.11 per diluted share in the third quarter of 2004. Operating results for discontinued operations in both periods included favorable pretax adjustments resulting from a change in estimate for professional liability reserves related primarily to the Company’s Florida and Texas nursing centers that were substantially divested in 2003. These pretax adjustments aggregated $4.1 million ($2.6 million net of income taxes or $0.06 per diluted share) in the third quarter of 2005 and $11.0 million ($6.8 million net of income taxes or $0.16 per diluted share) in the third quarter of 2004.

The Company reported a net loss of $3.2 million or $0.07 per diluted share related to the divestiture of discontinued operations in the third quarter of 2005 compared to a net loss of $7.5 million or $0.18 per diluted share in the third quarter of 2004.

For the first nine months of 2005, the Company reported net income from discontinued operations totaling $16.5 million or $0.36 per diluted share compared to a net loss of $0.8 million or $0.02 per diluted share for the same period in 2004. Favorable pretax adjustments related to changes in estimates for professional liability reserves totaled $36.7 million ($22.6 million net of income taxes or $0.49 per diluted share) in the first nine months of 2005 and $11.0 million ($6.8 million net of income taxes or $0.16 per diluted share) in the first nine months of 2004.

Losses related to the divestiture of discontinued operations in the first nine months of 2005 aggregated $0.5 million or $0.01 per diluted share compared to $8.6 million or $0.20 per diluted share in the same period of 2004.

Common Stock and Warrant Repurchase

On August 2, 2005, the Company announced that its Board of Directors had authorized up to $100 million in common stock and warrant repurchases. Since that time, the Company has not repurchased any of these securities because of a self-imposed trading blackout related to the negotiation of the definitive agreement to acquire the assets of Commonwealth Communities Holdings LLC, an operator of long-term acute care hospitals, nursing centers and assisted living facilities (“Commonwealth”). On October 24, 2005, the Company announced the execution of a definitive agreement to acquire the assets of Commonwealth. The Company expects to commence its equity repurchase program in the fourth quarter of 2005.

Company Revises 2005 Earnings Guidance

The Company revised its previous fiscal 2005 earnings guidance for its continuing operations. Revenues for 2005 are expected to approximate $3.9 billion. Operating income, or earnings before interest, income taxes, depreciation, amortization and rents, is expected to range from $581 million to $586 million. Professional liability costs for 2005 are expected to range from $75 million to $80 million, while depreciation, amortization and net interest costs are expected to approximate $102 million. Net income from continuing operations is expected between $122 million and $125 million, or $2.68 to $2.75 per diluted share (based upon diluted shares of 45.5 million).

The Company indicated that the earnings guidance includes the effect of favorable hospital Medicare cost report settlements, the special recognition payments to non-executive caregivers and employees, a charitable donation, accrued reorganization items, the portion of the Indiana nursing center Medicaid rate increases related to prior years and the effects of Hurricane Katrina and Hurricane Rita, the aggregate effect of which increased net income from continuing operations by approximately $35.6 million or $0.78 per diluted share during the first nine months of 2005. The guidance does not include any significant changes in third party reimbursements (other than those previously disclosed by the Company), the potential impact of the repurchase of any of the Company’s common stock and warrants under the current $100 million equity repurchase authorization, or the effect of any potential or pending acquisitions or divestitures.

The Company’s previous 2005 earnings guidance for continuing operations indicated revenues approximating $3.9 billion, operating income between $584 million and $594 million and net income ranging from $123 million to $129 million or $2.71 to $2.84 per diluted share (based upon diluted shares of 45.5 million). Professional liability costs were expected to range from $80 million to $90 million, while depreciation, amortization and net interest costs were expected to approximate $100 million. The previous 2005 earnings guidance also included the effect of certain disclosed items that increased net income from continuing operations by approximately $32.4 million or $0.71 per diluted share.

For the fourth quarter of 2005, revenues are expected to range from $975 million to $1 billion while operating income is expected to range from $129 million to $134 million. Net income from continuing operations is expected to range from $19 million to $22 million, or $0.42 to $0.49 per diluted share (based upon diluted shares of 45 million).

Management Commentary

Paul J. Diaz, President and Chief Executive Officer of the Company, remarked, “We again reported revenue growth in each of our four divisions during the third quarter of 2005 compared to the same period last year. Excluding certain disclosed items, our third quarter hospital operating income was better than we reported in the second quarter of 2005 and 12% ahead of comparable results for the third quarter last year. Our hospitals reported another quarter of strong admissions growth as we made progress in addressing the operating issues identified in five underperforming hospitals during the second quarter of this year. Our KPS pharmacy division continues to report strong growth in revenues and operating income and should benefit from our recently completed Chicago acquisition. While overall pharmacy results showed significant growth from last year, our same-store results were short of plan, reflecting slower new customer sales due to uncertainty surrounding the new Medicare Part D program that will take effect on January 1, 2006. Peoplefirst Rehabilitation reported another solid quarter as we continue to gain momentum on our recruiting efforts. Our nursing center census during the quarter was soft, but we continued to make strategic quality investments in this business, with the goal of increasing Medicare, managed care and overall census. As we implemented these strategic quality investments, we incurred unanticipated premium pay and contract labor costs, which we expect will moderate in the fourth quarter.”

With respect to the Company’s development plans, Mr. Diaz commented, “Our recent announcement of the Commonwealth acquisition significantly accelerates our acquisition and development activities and provides new business opportunities for each of our four operating divisions. This transaction will add six hospitals, nine nursing centers and four assisted living facilities to our portfolio. These operations currently generate approximately $225 million in annualized revenues. While there are several conditions to closing, we believe that this transaction will be completed in the first quarter of 2006.”

Commenting further on the Company’s development plans, Mr. Diaz noted, “We recently announced plans to develop a new 60-bed freestanding hospital in Richmond, Virginia and a new 60-bed freestanding hospital with a co-located 40-bed subacute unit in Indianapolis that will replace our existing leased 46-bed hospital facility. These projects, together with our previously announced hospital projects in New Jersey, Arizona and Pennsylvania, put us well on our way to achieving our goal of developing five to seven new hospitals each year. In our KPS Pharmacy business, we announced this week the acquisition of an institutional pharmacy in Chicago serving approximately 8,600 customer beds. We have now completed three institutional pharmacy acquisitions this year which will add approximately $135 million of annualized revenues to our KPS Pharmacy business. We also recently opened a new institutional pharmacy in Nashville, our fourth site in Tennessee and our second new opening in 2005.”

Rent Reset Issue with Ventas, Inc.

The Company also provided guidance on its current estimate of the potential rent reset under its master lease agreements (the “Master Lease Agreements”) with Ventas, Inc. (NYSE:VTR) (“Ventas”). The Company leases 39 of its 73 hospitals and 186 of its 245 nursing centers from Ventas. The current aggregate annual rent under the Master Lease Agreements approximates $190 million and the annual rent escalator, subject to certain parameters, is 3 1/2%.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), Ventas has a one-time option to reset the rent and the related rent escalators under each of the original Master Lease Agreements to the “Fair Market Rental” of the leased properties. Fair Market Rental is determined through an appraisal procedure set forth in the Master Lease Agreements. A summary of the appraisal procedure is set forth below.

Ventas has indicated that based upon currently available information, reports of experts and current conditions, if Ventas were currently entitled to, and did, exercise the rent reset option, the base rent under the Master Lease Agreements would increase by at least $35 million per year.

The Company has performed substantial analysis of the potential rent reset, including internal analysis and the engagement of several independent appraisal firms to estimate the rent reset on many of the leased properties. At this time, the Company has a significant disagreement with Ventas on the potential value of the rent reset option, both with respect to the annual base rent and the level of the annual rent escalator. As a general matter, the Company believes that the aggregate rent on its hospitals may increase while the aggregate rent on its nursing centers would decline. The Company’s analysis is based upon a number of factors, some of which are subject to change, including, without limitation, reimbursement rates and regulatory changes affecting the leased properties, the historical and projected financial results of the individual leased properties, the condition, age and capital requirements of the leased properties, the method of calculating market rents, current market rents and industry market rents for long-term acute care hospitals and nursing centers, the terms of the Master Lease Agreements that limit operational flexibility, the aggregate rental value of the portfolio of skilled nursing facilities and long-term acute care hospitals contained within each Master Lease Agreement, and the inherent risks involved in any third party appraisal process.

Mr. Diaz commented, “While we continue to enhance and expand our analysis of the potential rent reset, we have performed substantial work to support our estimate, including third party appraisals on each of our hospitals and approximately one-fourth of our nursing centers leased from Ventas. We have reviewed our analysis with additional unaffiliated third parties who have supported our conclusions.”

Commenting on the issues associated with the potential rent reset, Mr. Diaz noted, “While our analysis has indicated a significant difference of opinion with Ventas regarding the value of the rent reset, we also understand that the determination of fair market rents requires certain levels of subjectivity and judgment related to the many variables that may be considered under the circumstances. As a result, we believe it is important for investors to consider the possibility of a wide range of outcomes with respect to the rent reset issue.”

“We clearly have a significant difference of opinion with Ventas regarding the value of the potential rent reset,” Mr. Diaz further commented. “We have developed a good working relationship with Ventas over the last few years and we will continue to engage in a constructive dialogue with Ventas on this issue as well as other issues that may benefit both companies in the future. Nevertheless, if we are unable to resolve our differences, we are comfortable with the appraisal procedure set forth in the Master Lease Agreements and believe we have a compelling case in support of our conclusions.”

Generally, the Master Lease Agreements provide that Ventas can initiate the rent reset procedure under each Master Lease Agreement at any time between January 20, 2006 and July 19, 2007 by delivering a notice to the Company proposing the Fair Market Rental (as described below) for the balance of the lease term (the “Reset Proposal Notice”). If the Company and Ventas are unable to reach an agreement on the Fair Market Rental within 30 days following delivery of the Reset Proposal Notice, the Company and Ventas each must select an independent appraiser. These two appraisers then will have ten days to select a third independent appraiser (the “Independent Appraiser”). The Independent Appraiser will have 60 days to complete its determination of Fair Market Rental and the annual rent escalator, which determination will be final and binding on the parties. Within 30 days following the Independent Appraiser’s determination, Ventas may elect to exercise its right to reset Fair Market Rental by sending the Company a final exercise notice (the “Final Exercise Notice”).

Alternatively, Ventas may decide not to exercise its rent reset option, in which event the rent and existing 3 1/2% contingent annual escalator would remain at their then current levels under the Master Lease Agreements. Provided that Ventas exercises its rent reset right in accordance with the Master Lease Agreements, the rent reset will become effective on the later of July 19, 2006 or the date of delivery of the Reset Proposal Notice, which can be no later than July 19, 2007.

As a condition to exercising its rent reset right, upon delivery of the Final Exercise Notice, Ventas is required to pay the Company a reset fee equal to a prorated portion of $5 million based upon the proportion of base rent payable under the Master Lease Agreement(s) with respect to which rent is reset to the total base rent payable under all of the Master Lease Agreements.

“Fair Market Rental” is generally defined under the Master Lease Agreements as the amount (including escalations) that a willing tenant would pay, and a willing landlord would accept, for leasing the leased properties for the term (including renewal terms). Fair Market Rental is to be determined on the basis of certain assumptions, including (1) all leased properties are in good condition and repair (given their respective ages and prevailing healthcare industry standards with respect to what is considered good condition and repair), without any deferred maintenance (but allowing for ordinary wear and tear), (2) all leased properties are in material compliance with applicable laws and have all authorizations necessary for use as a nursing center or hospital, as applicable, and (3) the replacement cost of the leased properties are not determinative of Fair Market Rental. In addition, Fair Market Rental shall take into account market conditions, market levels of earnings before interest, income taxes, depreciation, amortization, rent and management fees (“EBITDARM”), the ratio of market levels of EBITDARM to market levels of rent and the actual levels of EBITDARM at the applicable leased properties, as well as historical levels of EBITDARM at the applicable leased properties (including the EBITDARM of the leased properties measured as of April 20, 2001).

Under the Master Lease Agreements, Ventas has a right to sever properties from the existing leases in order to create additional leases, a device adopted to facilitate its financing flexibility. However, for purposes of the rent reset right, the additional leases are disregarded and the Fair Market Rental is determined for each of the four original Master Lease Agreements.

Additional information regarding the Master Lease Agreements is contained in the Company’s Form 10-K for the year ended December 31, 2004 and copies of the Master Lease Agreements filed with the SEC.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the SEC.

In addition to the factors set forth above, other factors that may affect the Company’s plans or results include, without limitation, (a) the Company’s ability to operate pursuant to the terms of its debt obligations and its Master Lease Agreements with Ventas; (b) the Company’s ability to meet its rental and debt service obligations; (c) adverse developments with respect to the Company’s results of operations or liquidity; (d) the Company’s ability to attract and retain key executives and other healthcare personnel; (e) increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel; (f) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (g) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, changes arising from and related to the Medicare prospective payment system for long-term acute care hospitals, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in nursing center Medicare reimbursement resulting from revised resource utilization groupings payments; (h) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (i) the Company’s ability to control costs, including labor and employee benefit costs; (j) the Company’s ability to comply with the terms of its Corporate Integrity Agreement; (k) the Company’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (l) the increase in the costs of defending and insuring against alleged professional liability claims and the Company’s ability to predict the estimated costs related to such claims; (m) the Company’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (n) the Company’s ability to successfully dispose of unprofitable facilities; and (o) the Company’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

As noted above, the Company’s earnings guidance includes the financial measure referred to as operating income. The Company’s management uses operating income as a meaningful measure of operational performance in addition to other measures. The Company uses operating income to assess the relative performance of the Company’s operating divisions as well as the employees that operate these businesses. In addition, the Company believes this measurement is important because securities analysts and investors use this measurement to compare the Company’s performance to other companies in the healthcare industry. The Company believes that net income from continuing operations is the most comparable measure, in relation to generally accepted accounting principles, to operating income. Readers of the Company’s financial information should consider net income from continuing operations as an important measure of the Company’s financial performance because it provides the most complete measure of the Company’s performance. Operating income should be considered in addition to, not as a substitute for, or superior to, financial measures based upon generally accepted accounting principles as an indicator of operating performance. A reconciliation of the estimated operating income to net income from continuing operations provided in the Company’s earnings guidance is included in this press release.

Kindred Healthcare, Inc. through it subsidiaries operates hospitals, nursing centers, institutional pharmacies and a contract rehabilitation services business across the United States.

KINDRED HEALTHCARE, INC.

Financial Summary

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues	$973,265	$879,105	$2,949,432	$2,612,432

Income from continuing operations	$19,211	$18,683	$103,258	$60,553
Discontinued operations, net of income taxes:
Income (loss) from operations	290	4,442	16,553	(756)
Loss on divestiture of operations	(3,147)	(7,557)	(500)	(8,620)

Net income	$16,354	$15,568	$119,311	$51,177

Earnings per common share:
Basic:
Income from continuing operations	$0.50	$0.52	$2.77	$1.70
Discontinued operations:
Income (loss) from operations	0.01	0.12	0.44	(0.02)
Loss on divestiture of operations	(0.08)	(0.21)	(0.01)	(0.24)

Net income	$0.43	$0.43	$3.20	$1.44

Diluted:
Income from continuing operations	$0.42	$0.44	$2.26	$1.43
Discontinued operations:
Income (loss) from operations	0.01	0.11	0.36	(0.02)
Loss on divestiture of operations	(0.07)	(0.18)	(0.01)	(0.20)

Net income	$0.36	$0.37	$2.61	$1.21

Shares used in computing earnings per common share:
Basic	38,013	35,939	37,279	35,631
Diluted	46,033	42,293	45,648	42,322

KINDRED HEALTHCARE, INC.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues	$973,265	$879,105	$2,949,432	$2,612,432

Salaries, wages and benefits	534,159	493,365	1,584,313	1,457,596
Supplies	146,431	121,016	419,979	355,204
Rent	69,404	66,065	206,245	194,093
Other operating expenses	164,829	143,972	492,631	430,661
Depreciation and amortization	26,717	22,846	76,154	66,435
Interest expense	1,931	2,535	6,370	10,902
Investment income	(2,472)	(1,603)	(7,851)	(4,640)

	940,999	848,196	2,777,841	2,510,251

Income from continuing operations before reorganization items and income taxes	32,266	30,909	171,591	102,181
Reorganization items	—	—	(1,371)	(304)

Income from continuing operations before income taxes	32,266	30,909	172,962	102,485
Provision for income taxes	13,055	12,226	69,704	41,932

Income from continuing operations	19,211	18,683	103,258	60,553
Discontinued operations, net of income taxes:
Income (loss) from operations	290	4,442	16,553	(756)
Loss on divestiture of operations	(3,147)	(7,557)	(500)	(8,620)

Net income	$16,354	$15,568	$119,311	$51,177

Earnings per common share:
Basic:
Income from continuing operations	$0.50	$0.52	$2.77	$1.70
Discontinued operations:
Income (loss) from operations	0.01	0.12	0.44	(0.02)
Loss on divestiture of operations	(0.08)	(0.21)	(0.01)	(0.24)

Net income	$0.43	$0.43	$3.20	$1.44

Diluted:
Income from continuing operations	$0.42	$0.44	$2.26	$1.43
Discontinued operations:
Income (loss) from operations	0.01	0.11	0.36	(0.02)
Loss on divestiture of operations	(0.07)	(0.18)	(0.01)	(0.20)

Net income	$0.36	$0.37	$2.61	$1.21

Shares used in computing earnings per common share:
Basic	38,013	35,939	37,279	35,631
Diluted	46,033	42,293	45,648	42,322

KINDRED HEALTHCARE, INC.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands, except per share amounts)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$38,110	$69,128
Cash – restricted	5,134	6,054
Insurance subsidiary investments	197,334	238,856
Accounts receivable less allowance for loss	574,730	400,517
Inventories	41,328	35,025
Deferred tax assets	74,203	70,137
Assets held for sale	17,559	22,672
Other	29,628	31,954

	978,026	874,343

Property and equipment	846,120	765,586
Accumulated depreciation	(348,227)	(273,880)

	497,893	491,706
Goodwill	58,698	31,582
Insurance subsidiary investments	85,074	41,651
Deferred tax assets	107,641	91,180
Other	86,225	62,831

	$1,813,557	$1,593,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$112,157	$122,176
Salaries, wages and other compensation	241,926	230,056
Due to third party payors	23,833	33,910
Professional liability risks	73,129	82,609
Other accrued liabilities	99,320	76,985
Income taxes	110,229	26,748
Long-term debt due within one year	5,976	5,282

	666,570	577,766

Long-term debt	27,969	32,544
Professional liability risks	185,744	204,713
Deferred credits and other liabilities	61,496	58,485
Stockholders’ equity:
Common stock, $0.25 par value; authorized 175,000 shares; issued 38,991 shares – September 30, 2005 and 37,189 shares – December 31, 2004	9,748	9,297
Capital in excess of par value	681,799	636,015
Deferred compensation	(16,455)	(7,353)
Accumulated other comprehensive income (loss)	(266)	468
Retained earnings	196,952	81,358

	871,778	719,785

	$1,813,557	$1,593,293

KINDRED HEALTHCARE, INC.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$16,354	$15,568	$119,311	$51,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,826	23,192	76,526	67,851
Amortization of deferred compensation costs	2,665	1,919	6,661	5,197
Provision for doubtful accounts	3,725	4,554	13,199	17,804
Loss on divestiture of discontinued operations	3,147	7,557	500	8,620
Reorganization items	—	—	(1,371)	(304)
Other	(1,257)	(59)	(2,455)	4,879
Change in operating assets and liabilities:
Accounts receivable	(6,048)	(8,029)	(171,408)	(23,086)
Inventories and other assets	(1,380)	8,688	(6,899)	3,441
Accounts payable	(1,267)	271	(1,004)	(4,538)
Income taxes	10,784	14,815	74,668	38,550
Due to third party payors	5,802	4,997	(10,077)	(10,537)
Other accrued liabilities	(8,813)	8,328	9,512	14,809

Net cash provided by operating activities	50,538	81,801	107,163	173,863

Cash flows from investing activities:
Purchase of property and equipment	(33,552)	(22,390)	(80,113)	(57,928)
Acquisition of healthcare facilities	(42)	(11,814)	(73,919)	(20,160)
Sale of assets	92	17,674	11,196	24,558
Surety bond deposits	—	—	2,700	4,402
Purchase of insurance subsidiary investments	(61,620)	(24,236)	(266,816)	(38,779)
Sale of insurance subsidiary investments	52,795	15,297	243,157	29,178
Net change in insurance subsidiary cash and cash equivalents	(3,445)	(4,727)	20,952	(39,942)
Net change in other investments	(250)	—	3,469	4,405
Other	(713)	(340)	(906)	34

Net cash used in investing activities	(46,735)	(30,536)	(140,280)	(94,232)

Cash flows from financing activities:
Net change in revolving credit borrowings	—	(80,000)	—	—
Repayment of long-term debt	(1,363)	(1,167)	(3,881)	(103,814)
Payment of deferred financing costs	(168)	(693)	(371)	(4,048)
Issuance of common stock	976	3,847	23,711	7,363
Other	1,493	(8,582)	(17,360)	(15,917)

Net cash provided by (used in) financing activities	938	(86,595)	2,099	(116,416)

Change in cash and cash equivalents	4,741	(35,330)	(31,018)	(36,785)
Cash and cash equivalents at beginning of period	33,369	65,069	69,128	66,524

Cash and cash equivalents at end of period	$38,110	$29,739	$38,110	$29,739

KINDRED HEALTHCARE, INC.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	2004 Quarters				2005 Quarters
	First	Second	Third	Fourth	First	Second	Third
Revenues	$852,922	$880,405	$879,105	$898,013	$934,994	$1,041,173	$973,265

Salaries, wages and benefits	480,918	483,313	493,365	491,512	511,451	538,703	534,159
Supplies	115,128	119,060	121,016	122,488	127,905	145,643	146,431
Rent	63,264	64,764	66,065	66,365	67,620	69,221	69,404
Other operating expenses	140,940	145,749	143,972	150,129	150,415	177,387	164,829
Depreciation and amortization	21,458	22,131	22,846	23,352	23,983	25,454	26,717
Interest expense	3,654	4,713	2,535	1,912	2,000	2,439	1,931
Investment income	(1,214)	(1,823)	(1,603)	(1,791)	(2,348)	(3,031)	(2,472)

	824,148	837,907	848,196	853,967	881,026	955,816	940,999

Income from continuing operations before reorganization items and income taxes	28,774	42,498	30,909	44,046	53,968	85,357	32,266
Reorganization items	—	(304)	—	—	(1,371)	—	—

Income from continuing operations before income taxes	28,774	42,802	30,909	44,046	55,339	85,357	32,266
Provision for income taxes	12,090	17,616	12,226	17,972	22,334	34,315	13,055

Income from continuing operations	16,684	25,186	18,683	26,074	33,005	51,042	19,211
Discontinued operations, net of income taxes:
Income (loss) from operations	(2,844)	(2,354)	4,442	531	3,885	12,378	290
Gain (loss) on divestiture of operations	—	(1,063)	(7,557)	(7,202)	—	2,647	(3,147)

Net income	$13,840	$21,769	$15,568	$19,403	$36,890	$66,067	$16,354

Earnings per common share:
Basic:
Income from continuing operations	$0.47	$0.71	$0.52	$0.72	$0.91	$1.36	$0.50
Discontinued operations:
Income (loss) from operations	(0.08)	(0.07)	0.12	0.01	0.11	0.33	0.01
Gain (loss) on divestiture of operations	—	(0.03)	(0.21)	(0.20)	—	0.07	(0.08)

Net income	$0.39	$0.61	$0.43	$0.53	$1.02	$1.76	$0.43

Diluted:
Income from continuing operations	$0.39	$0.60	$0.44	$0.61	$0.74	$1.10	$0.42
Discontinued operations:
Income (loss) from operations	(0.07)	(0.05)	0.11	0.02	0.09	0.27	0.01
Gain (loss) on divestiture of operations	—	(0.03)	(0.18)	(0.17)	—	0.06	(0.07)

Net income	$0.32	$0.52	$0.37	$0.46	$0.83	$1.43	$0.36

Shares used in computing earnings per common share:
Basic	35,414	35,536	35,939	36,200	36,312	37,495	38,013
Diluted	42,721	41,913	42,293	42,639	44,410	46,367	46,033

KINDRED HEALTHCARE, INC.

Condensed Business Segment Data

(Unaudited)

(In thousands)

	2004 Quarters				2005 Quarters
	First	Second	Third	Fourth	First	Second	Third
Revenues:
Hospital division	$343,349	$350,097	$350,852	$354,360	$393,040	$434,562	$389,776
Health services division	430,207	446,707	443,864	457,051	448,327	490,588	466,618
Rehabilitation division	52,699	52,588	61,157	61,982	64,947	65,365	65,553
Pharmacy division	79,746	84,346	96,591	99,352	107,957	131,849	135,165

	906,001	933,738	952,464	972,745	1,014,271	1,122,364	1,057,112
Eliminations:
Rehabilitation	(35,416)	(35,990)	(46,089)	(46,149)	(48,998)	(49,643)	(51,452)
Pharmacy	(17,663)	(17,343)	(27,270)	(28,583)	(30,279)	(31,548)	(32,395)

	(53,079)	(53,333)	(73,359)	(74,732)	(79,277)	(81,191)	(83,847)

	$852,922	$880,405	$879,105	$898,013	$934,994	$1,041,173	$973,265

Income from continuing operations:
Operating income (loss):
Hospital division	$79,687	$86,120	$79,210	$83,933	$101,801	$134,263	$90,728
Health services division	48,732	62,749	57,740	66,982	53,725	65,559	50,073
Rehabilitation division	8,519	7,265	7,737	7,910	9,711	6,989	7,913
Pharmacy division	7,609	7,729	10,853	10,871	11,454	13,298	14,455
Corporate:
Overhead	(26,834)	(30,356)	(33,028)	(33,531)	(29,115)	(38,052)	(32,631)
Insurance subsidiary	(1,777)	(1,224)	(1,760)	(2,281)	(2,353)	(2,617)	(2,692)

	(28,611)	(31,580)	(34,788)	(35,812)	(31,468)	(40,669)	(35,323)

	115,936	132,283	120,752	133,884	145,223	179,440	127,846
Reorganization items	—	304	—	—	1,371	—	—

Operating income	115,936	132,587	120,752	133,884	146,594	179,440	127,846
Rent	(63,264)	(64,764)	(66,065)	(66,365)	(67,620)	(69,221)	(69,404)
Depreciation and amortization	(21,458)	(22,131)	(22,846)	(23,352)	(23,983)	(25,454)	(26,717)
Interest, net	(2,440)	(2,890)	(932)	(121)	348	592	541

Income from continuing operations before income taxes	28,774	42,802	30,909	44,046	55,339	85,357	32,266
Provision for income taxes	12,090	17,616	12,226	17,972	22,334	34,315	13,055

	$16,684	$25,186	$18,683	$26,074	$33,005	$51,042	$19,211

KINDRED HEALTHCARE, INC.

Condensed Business Segment Data (Continued)

(Unaudited)

(In thousands)

	2004 Quarters				2005 Quarters
	First	Second	Third	Fourth	First	Second	Third
Rent:
Hospital division	$22,488	$23,168	$23,898	$24,077	$24,717	$25,244	$25,366
Health services division	39,444	40,041	40,547	40,680	41,110	41,867	41,916
Rehabilitation division	611	708	747	773	800	817	817
Pharmacy division	662	790	812	780	926	1,169	1,226
Corporate	59	57	61	55	67	124	79

	$63,264	$64,764	$66,065	$66,365	$67,620	$69,221	$69,404

Depreciation and amortization:
Hospital division	$8,257	$8,496	$8,923	$9,401	$9,554	$9,836	$10,579
Health services division	6,512	6,686	6,787	7,166	7,691	8,155	8,522
Rehabilitation division	33	37	38	51	54	56	57
Pharmacy division	530	583	603	718	926	1,521	1,525
Corporate	6,126	6,329	6,495	6,016	5,758	5,886	6,034

	$21,458	$22,131	$22,846	$23,352	$23,983	$25,454	$26,717

Capital expenditures, excluding acquisitions (including discontinued operations):
Hospital division	$5,406	$5,177	$8,867	$10,697	$8,235	$11,289	$11,634
Health services division	8,450	6,487	7,074	14,692	6,957	10,986	14,488
Rehabilitation division	47	56	19	246	2	96	17
Pharmacy division	773	1,075	1,004	1,977	1,075	1,506	1,562
Corporate:
Information systems	2,651	4,033	4,251	4,892	1,462	4,171	5,580
Other	554	829	1,175	1,956	232	550	271

	$17,881	$17,657	$22,390	$34,460	$17,963	$28,598	$33,552

KINDRED HEALTHCARE, INC.

Condensed Business Segment Data (Continued)

(Unaudited)

	2004 Quarters				2005 Quarters
	First	Second	Third	Fourth	First	Second	Third
Hospital data:
End of period data:
Number of hospitals	66	68	72	72	73	73	73
Number of licensed beds	5,245	5,396	5,569	5,569	5,603	5,603	5,603
Revenue mix % (a):
Medicare	67	64	63	63	65	71	65
Medicaid	7	8	8	7	6	6	7
Private and other	26	28	29	30	29	23	28
Admissions:
Medicare	6,780	6,674	6,550	6,719	7,397	7,080	7,106
Medicaid	682	789	763	741	727	823	845
Private and other	1,243	1,401	1,369	1,495	1,564	1,528	1,495

	8,705	8,864	8,682	8,955	9,688	9,431	9,446

Admissions mix %:
Medicare	78	75	75	75	76	75	75
Medicaid	8	9	9	8	8	9	9
Private and other	14	16	16	17	16	16	16
Patient days:
Medicare	206,256	200,628	190,466	190,772	207,670	209,670	197,725
Medicaid	27,670	29,228	30,435	30,200	26,660	28,361	30,489
Private and other	51,856	52,640	53,571	56,160	61,052	55,622	53,535

	285,782	282,496	274,472	277,132	295,382	293,653	281,749

Average length of stay:
Medicare	30.4	30.1	29.1	28.4	28.1	29.6	27.8
Medicaid	40.6	37.0	39.9	40.8	36.7	34.5	36.1
Private and other	41.7	37.6	39.1	37.6	39.0	36.4	35.8
Weighted average	32.8	31.9	31.6	30.9	30.5	31.1	29.8
Revenues per admission (a):
Medicare	$33,722	$33,902	$33,963	$33,466	$34,750	$43,798	$35,871
Medicaid	34,701	34,102	35,889	33,155	30,295	30,887	32,385
Private and other	73,248	69,184	73,784	70,188	72,872	64,824	71,913
Weighted average	39,443	39,497	40,411	39,571	40,570	46,078	41,264
Revenues per patient day (a):
Medicare	$1,109	$1,128	$1,168	$1,179	$1,238	$1,479	$1,289
Medicaid	855	921	900	814	826	896	898
Private and other	1,756	1,841	1,886	1,868	1,867	1,781	2,008
Weighted average	1,202	1,239	1,278	1,279	1,331	1,480	1,383
Medicare case mix index (discharged patients only)	1.26	1.25	1.21	1.19	1.22	1.25	1.20
Average daily census	3,140	3,104	2,983	3,012	3,282	3,227	3,062
Occupancy %	63.1	60.7	57.0	56.3	61.2	59.9	56.9

(a)	Includes income of $2.9 million in the first quarter of 2005, $54.6 million in the second quarter of 2005, $5.9 million in the third quarter of 2005, $2.2 million in the first quarter of 2004, $3.9 million in the second quarter of 2004 and $1.6 million in the third quarter of 2004 related to certain Medicare reimbursement issues.

KINDRED HEALTHCARE, INC.

Condensed Business Segment Data (Continued)

(Unaudited)

	2004 Quarters					2005 Quarters
	First	Second		Third	Fourth	First	Second		Third
Nursing center data:
End of period data:
Number of nursing centers:
Owned or leased	239	239		239	239	239	240		240
Managed	7	7		7	7	7	5		5

	246	246		246	246	246	245		245

Number of licensed beds:
Owned or leased	30,678	30,674		30,655	30,655	30,655	30,760		30,718
Managed	803	803		803	803	803	605		605

	31,481	31,477		31,458	31,458	31,458	31,365		31,323

Revenue mix %:
Medicare	36	33		32	32	34	32		32
Medicaid	46	49	(a)	50	50	48	51	(b)	50
Private and other	18	18		18	18	18	17		18
Patient days (excludes managed facilities):
Medicare	418,158	394,623		372,407	375,656	398,022	401,018		382,949
Medicaid	1,614,389	1,629,300		1,673,423	1,656,819	1,589,879	1,592,735		1,626,122
Private and other	390,379	393,447		399,505	404,504	388,457	387,235		399,709

	2,422,926	2,417,370		2,445,335	2,436,979	2,376,358	2,380,988		2,408,780

Patient day mix %:
Medicare	17	16		15	15	17	17		16
Medicaid	67	68		69	68	67	67		67
Private and other	16	16		16	17	16	16		17
Revenues per patient day:
Medicare Part A	$331	$331		$335	$346	$347	$347		$350
Total Medicare (including Part B)	373	375		385	394	389	390		395
Medicaid	122	135	(a)	132	138	134	159	(b)	143
Private and other	199	200		197	199	206	210		205
Weighted average	178	185		182	188	189	206		194
Average daily census	26,626	26,565		26,580	26,489	26,404	26,165		26,182
Occupancy %	86.5	86.3		86.2	86.1	85.8	85.0		85.1
Rehabilitation data:
Revenue mix %:
Company-operated	70	71		76	75	76	77		78
Non-affiliated	30	29		24	25	24	23		22
Pharmacy data:
Number of customer licensed beds at end of period:
Company-operated	28,188	28,164		28,476	28,634	29,105	28,649		28,649
Non-affiliated	35,102	36,385		36,671	37,561	46,745	56,112		55,201

	63,290	64,549		65,147	66,195	75,850	84,761		83,850

(a)	Includes income of $8.7 million for periods prior to April 1, 2004 related to retroactive Medicaid rate increases in the state of North Carolina. Related provider tax expense of $2.8 million under this program was recorded in other operating expenses.

(b)	Includes income of $32.2 million for periods prior to April 1, 2005 related to retroactive Medicaid rate increases in the state of Indiana. Related provider tax expense of $16.3 million under this program was recorded in other operating expenses.

KINDRED HEALTHCARE, INC.

Reconciliation of Revised Earnings Guidance for 2005 – Continuing Operations

(Unaudited)

(In millions, except per share amounts)

	2005 Earnings Guidance Range
	November 1, 2005		August 2, 2005
	Low	High	Low	High
Operating income	$581	$586	$584	$594
Rent	(276)	(276)	(278)	(278)
Depreciation and amortization	(104)	(104)	(103)	(103)
Interest, net	2	2	3	3

Income from continuing operations before reorganization items and income taxes	203	208	206	216
Reorganization items	1	1	1	1

Income from continuing operations before income taxes	204	209	207	217
Provision for income taxes	82	84	84	88

Income from continuing operations	$122	$125	$123	$129

Earnings per diluted share	$2.68	$2.75	$2.71	$2.84
Shares used in computing earnings per diluted share	45.5	45.5	45.5	45.5